Exhibit 99.1

Everspin Reports Fourth Quarter and Fiscal Year 2018 Financial Results

Fourth Quarter Revenue Increases 21% Year-over-Year and Full Year Revenue Grows 38%

CHANDLER, Ariz.--(BUSINESS WIRE)--March 14, 2019--Everspin Technologies, Inc. (Nasdaq: MRAM), the market leader in MRAM, today announced financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter and Full Year Highlights

  Fourth quarter total revenue grew 21% year-over-year to $12.3 million
  Full year total revenue grew 38% over 2017 to $49.4 million, with MRAM product revenue increasing 40%
  Shipped world’s first pre-production customer samples of 28nm 1Gb STT-MRAM product
  Increased volume production of 40nm 256Mb STT-MRAM in support of lead flash array customer
  Ended the year with cash and cash equivalents of $23.4 million

“2018 marked a transformational year for Everspin, with measurable progress on our MRAM initiatives resulting in MRAM product revenue growth of 40%,” stated Kevin Conley, Everspin’s President and CEO. “We successfully ramped volume production of our 256Mb STT-MRAM product, developed key manufacturing and licensing partnerships, as well as demonstrated continued improvements on Toggle production.

“Further, we achieved a significant milestone of shipping pre-production samples of our 28nm 1Gb STT-MRAM product to customers with positive initial feedback. We are actively preparing for qualifications and production ramp in the second half of this year.

“Looking forward, we continue to be focused on disciplined execution, operational excellence and technology leadership as we work to expand the pipeline of opportunities for both our Toggle and STT-MRAM products.”

Fourth Quarter and Full Year Results

Total revenue for the fourth quarter of 2018 was $12.3 million, a 21% increase over the $10.1 million reported in the fourth quarter of 2017 and a 7% increase over the $11.5 million in the previous quarter. For the full year, total revenue increased 38% to $49.4 million from $35.9 million in 2017.

Gross margin for the fourth quarter of 2018 was 44.2%, compared to gross margin of 61.5% in the fourth quarter of 2017 and 47.0% in the previous quarter. The full year 2018 gross margin was 51.3% compared to 59.8% in 2017.

Operating expenses for the fourth quarter of 2018 were $8.8 million, compared to $10.5 million in the year-ago quarter and $10.9 million in the previous quarter. For the full year, operating expenses were $42.7 compared to $41.7 million in 2017.

Net loss for the fourth quarter of 2018 was ($3.5 million), or ($0.20) per share, based on 17.1 million weighted-average shares outstanding, compared to a net loss of ($4.4 million), or ($0.35) per share, in the fourth quarter of 2017 and a net loss of ($5.6 million), or ($0.33) per share, in the third quarter of 2018. The full year 2018 net loss was ($17.8 million), or ($1.08) per share, based on 16.4 million weighted-average shares outstanding, compared to a net loss of ($21.1 million), or ($1.69) per share, in 2017.

Cash and cash equivalents as of December 31, 2018 were $23.4 million, compared to $31.4 million at the end of the third quarter of 2018.

Business Outlook

For the first quarter of 2019, Everspin expects total revenue in the range of $9.5 million and $9.9 million. Net loss per share is expected to be between ($0.28) and ($0.24) based on an weighted-average share count of 17.4 million shares outstanding.

Conference Call

Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 2959487. International callers may join the call by dialing +1-661-378-9932, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call until Thursday, March 21, 2019, at 10:00pm, Eastern Time. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 2959487. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Headquartered in Chandler, Arizona, Everspin Technologies, Inc. is the worldwide leader in the design, volume production and distribution of Magnetoresistive RAM (MRAM) into markets and applications where data persistence, performance, and endurance are paramount. Serving applications across the data center, industrial, and transportation markets, Everspin has built the strongest and fastest-growing foundation of MRAM users in the world. For more information, visit www.everspin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risks set forth in Everspin’s Form 10-Q filed with the Securities and Exchange Commission on November 14, 2018, under the caption “Risk Factors.” Subsequent events may cause these expectations to change, and Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

EVERSPIN TECHNOLOGIES, INC.
Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$23,379	$12,950
Accounts receivable, net	7,522	4,041
Inventory	9,097	9,837
Prepaid expenses and other current assets	688	590
Total current assets	40,686	27,418
Property and equipment, net	4,286	3,946
Other assets	73	73
Total assets	$45,045	$31,437

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,637	$2,920
Accrued liabilities	5,001	3,748
Deferred income on shipments to distributors	—	1,720
Current portion of long-term debt	5,977	3,987
Total current liabilities	13,615	12,375
Long-term debt, net of current portion	6,509	8,178
Total liabilities	20,124	20,553
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2018 and December 31, 2017	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 17,095,456 and 12,817,201 shares issued and outstanding as of December 31, 2018 and December 31, 2017	2	1
Additional paid-in capital	158,912	128,422
Accumulated deficit	(133,993)	(117,539)
Total stockholders’ equity	24,921	10,884
Total liabilities and stockholders’ equity	$45,045	$31,437

EVERSPIN TECHNOLOGIES, INC.
Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Year Ended December 31,
	2018	2017
Product sales	$39,514	$30,838
Licensing, royalty, and other revenue	9,903	5,098
Total revenue	49,417	35,936
Cost of sales	24,083	14,451
Gross profit	25,334	21,485
Operating expenses:
Research and development	23,637	25,437
General and administrative	12,551	11,516
Sales and marketing	6,467	4,740
Total operating expenses	42,655	41,693
Loss from operations	(17,321)	(20,208)
Interest expense	(890)	(764)
Other income, net	457	118
Loss on extinguishment of debt	—	(246)
Net loss and comprehensive loss	$(17,754)	$(21,100)
Net loss per common share, basic and diluted	$(1.08)	$(1.69)
Weighted-average shares used to compute net loss per common share, basic and diluted	16,372,638	12,484,984

EVERSPIN TECHNOLOGIES, INC.
Statement of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(17,754)	$(21,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,450	1,191
Loss on disposal of property and equipment	19	—
Stock-based compensation	2,668	2,048
Non-cash loss on extinguishment of debt	—	185
Non-cash interest expense	375	297
Compensation expense related to vesting of common stock to GLOBALFOUNDRIES	753	1,472
Changes in operating assets and liabilities:
Accounts receivable	(3,816)	(385)
Inventory	694	(3,871)
Prepaid expenses and other current assets	(98)	460
Other assets	—	(23)
Accounts payable	(178)	809
Accrued liabilities	1,253	136
Deferred income on shipments to distributors	—	(107)
Shipping term reversal	(39)	—
Net cash used in operating activities	(14,673)	(18,888)
Cash flows from investing activities
Purchases of property and equipment	(1,914)	(3,070)
Net cash used in investing activities	(1,914)	(3,070)
Cash flows from financing activities
Proceeds from the issuance of common stock, net of offering costs	24,524	—
Proceeds from debt	1,000	12,000
Payments on debt	(1,000)	(8,356)
Payments of debt issuance costs	—	(49)
Payments on capital lease obligation	(11)	(7)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	2,503	1,593
Net cash provided by financing activities	27,016	5,181
Net increase (decrease) in cash and cash equivalents	10,429	(16,777)
Cash and cash equivalents at beginning of period	12,950	29,727
Cash and cash equivalents at end of period	$23,379	$12,950
Supplementary cash flow information:
Interest paid	$504	$467
Non-cash investing and financing activities:
Purchases of property and equipment in accounts payable	$11	$116
Purchases of property and equipment under capital lease obligations	$—	$31
Issuance of warrant in lieu of financing costs	$43	$—

CONTACT:
Everspin Investor Relations Contact:
Leanne K. Sievers, President
Shelton Group Investor Relations
T: 949-224-3874
E: sheltonir@sheltongroup.com